EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 002-27962 on Form N-1A of our reports dated December 22, 2025, relating to the financial statements and financial highlights of Eaton Vance Short Duration Inflation-Protected Income Fund, one of the funds constituting Eaton Vance Special Investment Trust (the “Trust”), and Short Duration Inflation-Protected Income Portfolio, appearing in the Form N-CSR of the Trust for the year ended October 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 24, 2026